EXHIBIT 99.1

Citius Pharmaceuticals Reports Topline Data from the Pivotal Phase 3 Study of Cancer Immunotherapy I/ONTAK (E7777) for the Treatment of Persistent or Recurrent Cutaneous T-Cell Lymphoma (CTCL) in Support of BLA Submission

CRANFORD, N.J., April 6, 2022 -- Citius Pharmaceuticals, Inc. ("Citius" or the "Company") (Nasdaq: CTXR), a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products in oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies, today reported topline results from the pivotal Phase 3 trial of I/ONTAK (E7777), an engineered IL-2-diphtheria toxin fusion protein, for the treatment of patients with persistent or recurrent cutaneous T-cell lymphoma (CTCL). The topline results for I/ONTAK (denileukin diftitox), a purified and more bioactive formulation of previously marketed ONTAK®, were consistent with the prior formulation. Moreover, no new safety signals were identified. Based on this data, Citius anticipates filing a biologics license application (BLA) with the U.S. Food and Drug Administration (FDA) in the second half of 2022.

“We are encouraged by the results of the study, which we believe are clinically meaningful, and are hopeful that I/ONTAK will be an important treatment option for patients with persistent or recurrent CTCL. There is no single standard of care for this orphan disease. We believe the full body of data from this and prior studies will support a successful reintroduction of denileukin diftitox to the market. We are eager to move forward with a BLA submission for the treatment of CTCL later this year. This important milestone brings Citius one step closer to launching its first commercial product next year, if approved by the FDA,” stated Myron Holubiak, Chief Executive Officer of Citius.

“The topline results demonstrated anti-tumor activity in the treatment of persistent or recurrent CTCL, an incurable disease. Based on the topline data, I/ONTAK provided disease control without cumulative toxicity. I/ONTAK has a unique dual mechanism of action that exerts both direct tumor cell killing and transient elimination of immunosuppressive Tregs within the tumor microenvironment. The topline data further demonstrate that I/ONTAK has an average time to response within one to two cycles of treatment in patients that have failed multiple prior therapies. If approved, we believe this biologic with its observed efficacy and safety data, and which is already approved for CTCL and peripheral T-cell lymphoma (PTCL) patients in Japan, would arm oncologists in the U.S. with an important additional treatment option for this devastating orphan disease,” added Dr. Myron Czuczman, Chief Medical Officer of Citius.

About I/ONTAK Pivotal Phase 3 Study 302 (E7777-G000-302)

Study (E7777-G000-302) is a pivotal, multicenter, open-label, single-arm study of I/ONTAK (E7777) in subjects with persistent or recurrent CTCL (NCT01871727). All subjects were diagnosed with Mycosis Fungoides or Sézary Syndrome, with tumors assessed as positive for expression of the CD25 subunit of the IL-2 receptor.

The study was conducted in two parts with an initial Lead-In Study to determine the optimal dose of I/ONTAK, followed by the Main Study. The Lead-In study was completed with 21 subjects treated at doses of 6 to 15 µg/kg/day. Final data collection for the Lead-In Study occurred in August 2015. The Protocol Steering Committee selected a dose of 9 μg/kg/day to be used for the Main Study. A total of 91 subjects with Stage I-IV CTCL were enrolled in the Main Study. Study participants were administered 9 μg/kg/day of I/ONTAK (E7777) by intravenous infusion over 60 minutes (+/-10 minutes) on 5 consecutive days per cycle every 21 days.

A total of 71 subjects with Stage I-III persistent or recurrent CTCL from the Lead-In and Main Studies were assessed for efficacy with 69 subjects included in the Primary Efficacy Analysis Set. Study 302 was completed in December 2021.

Summary of Topline Efficacy and Safety Data

The primary outcome measure of Study 302 is the Objective Response Rate (ORR) based on the Global Response Score (GRS) (Olsen, JCO 2011). ORR is defined as the proportion of subjects with a significant reduction in tumor size that can be classified as achieving either a partial response (PR) or a complete response (CR).

•	According to the trial protocol, the treatment would be considered efficacious and demonstrate clinical benefit if the lower limit of the 2-sided 95% exact confidence interval (CI) of the observed ORR exceeds 25.0%, as determined by the Independent Review Committee (IRC);
•	In this study, the IRC determined the study achieved an ORR of 36.2%, 95% confidence interval (25.0%, 48.7%) (25 patients out of 69);
•	An Investigator Efficacy Analysis determined that the study achieved an ORR of 42.3%, 95% confidence interval (30.6%, 54.6%) (30 patients out of 71);
•	The FDA recently provided additional written comments indicating that their efficacy evaluation will be based on study results showing the lower limit of a 95% confidence interval to exceed a clinically relevant response rate (determined during BLA review) which may be supported with data from from the prior ONTAK study that led to ONTAK’s intial approval. In our trial ORR will need to be supported by adequate magnitude of duration of response and an acceptable risk/benefit ratio;
•	Overall rates of adverse events and serious adverse events were consistent with published data of previously approved ONTAK. Most common adverse events included: nausea, fatigue, increased alanine aminotransferase, chills and peripheral oedema. No new safety concerns were identified.

The study evaluated additional secondary and exploratory endpoints that include progression free survival, duration of response, time to response, skin response, duration of skin response, time to skin response, ORR (Prince, JCO 2010) and safety.

These results reflect preliminary topline data and are subject to further analysis. These data as well as full detailed results will be presented at upcoming scientific conferences and submitted for publication.

Selected Preliminary Efficacy Data Table

	Independent (IRC) Stage I-III Primary Efficacy Analysis Set[1] (n=69*)	Investigator Stage I-III Efficacy Analysis Set[2] (n=71)
Objective Response Rate (ORR) (Complete Response + Partial Response), n (%)	25 (36.2)	30 (42.3)
95% CI	(25.0, 48.7)	(30.6, 54.6)
Duration of Response (months)
Subjects with Objective Response (n)	25	30
Median observed DOR (months)	6.5	5.7
Range (Min, Max)	(3.0+, 23.5+)	(0.7+, 26.1+)
Time to Response (months)
Subjects with Objective Response (n)	25	30
Median	1.41	1.41
Clinical Benefit Rate, n (%) (CR + PR + Durable Stable Disease)	34 (49.3)	38 (53.5)
95% CI	(37.0, 61.6)	(41.3, 65.5)
1.	Independent Review Committee assessment of the Primary Efficacy Analysis Set which included 69 Stage I-III CTCL subjects from the Lead-In Study and the Main Study who received a dose of 9 ug/kg/day of study drug. *Two subjects included in the Investigator Efficacy Analysis Set were considered by the IRC to have Stage IV CTCL and excluded from the Primary Efficacy Analysis Set. This dataset matches the patient population used for the ONTAK indication.
2.	Investigator Efficacy Analysis Set: All subjects considered by the Investigators to have Stage I-III CTCL who received study drug at 9 μg/kg dose in Lead-In and Main Study (n=71)

About I/ONTAK

I/ONTAK is a recombinant fusion protein that combines the interleukin-2 (IL-2) receptor binding domain with diphtheria toxin fragments. The agent specifically binds to IL-2 receptors on the cell surface, causing diphtheria toxin fragments that have entered cells to inhibit protein synthesis. I/ONTAK, a purified version of denileukin diftitox, is a reformulation of previously FDA-approved oncology treatment ONTAK. ONTAK was marketed in the U.S. from 1999 to 2014, when it was voluntarily withdrawn from the market. Manufacturing improvements resulted in a new formulation, which maintains the same amino acid sequence but features improved purity and bioactivity. The new formulation received regulatory approval in Japan for the treatment of CTCL and PTCL. In 2011 and 2013, the FDA granted orphan drug designation (ODD) to I/ONTAK for the treatment of PTCL and CTCL, respectively, making it potentially eligible for seven years of market exclusivity post-approval for each indication.

About Cutaneous T-cell Lymphoma

Cutaneous T-cell lymphoma is a type of cutaneous non-Hodgkin lymphoma (NHL) that comes in a variety of forms and is the most common type of cutaneous lymphoma. In CTCL, T-cells, a type of lymphocyte that plays a role in the immune system, become cancerous and develop into skin lesions, leading to a decrease in the quality of life of patients with this disease due to severe pain and pruritus. Mycosis Fungoides (MF) and Sézary Syndrome (SS) comprise the majority of CTCL cases. Depending on the type of CTCL, the disease may progress slowly and can take anywhere from several years to upwards of ten to potentially reach tumor stage. However, once the disease reaches this stage, the cancer is highly malignant can spread to the lymph nodes and internal organs, resulting in a poor prognosis. Given the duration of the disease, patients typically cycle through multiple systemic agents to control disease progression. CTCL affects men twice as often as women and is typically first diagnosed in patients between the ages of 50 and 60 years of age. Other than allogeneic stem cell transplantation, for which only a small fraction of patients qualify, there is currently no curative therapy for advanced CTCL. Approximately 3,000 new cases are reported in the United States every year, with an estimated 30,000 - 40,000 individuals living with the disease.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company has two late-stage product candidates, Mino-Lok, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections (CRBSIs), which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and I/ONTAK (E7777), a novel IL-2R immunotherapy for an initial indication in cutaneous T-cell lymphoma (CTCL), which has completed enrollment in its Pivotal Phase 3 trial.  Mino-Lok was granted Fast Track designation by the U.S. Food and Drug Administration (FDA). I/ONTAK has received orphan drug designation by the FDA for the treatment of CTCL and peripheral T-cell lymphoma (PTCL). Through its subsidiary, NoveCite, Inc., Citius is developing a novel proprietary mesenchymal stem cell treatment derived from induced pluripotent stem cells (iPSCs) for acute respiratory conditions, with a near-term focus on acute respiratory distress syndrome (ARDS) associated with COVID-19.  For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "believe," "anticipate," "estimate," "expect," "plan," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks associated with preparing and submitting and receiving approval for our planned biologics license application for I/ONTAK; our ability to commercialize our products if approved by the FDA; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; our dependence on third-party suppliers; our ability to successfully undertake and complete clinical trials and the results from those trials for our product candidates; risks relating to the results of research and development activities, including those from existing and new pipeline assets; uncertainties relating to preclinical and clinical testing; our need for substantial additional funds; the early stage of products under development; market and other conditions; our ability to attract, integrate, and retain key personnel; risks related to our growth strategy; patent and intellectual property matters; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our ability to procure cGMP commercial-scale supply; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2021, filed with the SEC on December 15, 2021 and updated by our subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Relations for Citius Pharmaceuticals:

Ilanit Allen

Vice President, Investor Relations and Corporate Communications

T: 908-967-6677 x113

E: ir@citiuspharma.com